Exhibit 28(d)(3)

May 1, 2012

By Courier

Advantus Capital Management, Inc.

400 Robert Street North

St. Paul, Minnesota 55101-2098

    Attn: Vicki L. Bailey, Chief Compliance Officer

Securian Funds Trust – Advantus International Bond Fund

400 Robert Street North

St. Paul, Minnesota 55101-2098

    Attn: David. M. Kuplic, President

Re: Derivatives Trading and Related Documentation

Ladies and Gentlemen:

This letter supplements the Investment Sub-Advisory Agreement, dated as of May 1, 2012, (the “Agreement”), by and between Advantus Capital Management, Inc. (“Adviser”) and Franklin Advisers, Inc. (“Sub-Adviser”). Pursuant to the Agreement, Sub-Adviser provides certain services for the Securian Funds Trust – Advantus International Bond Fund (“Fund”) operating as an open-end management investment company of the Securian Funds Trust (“Trust”).

By their execution of this letter, Adviser and Fund hereby confirm and agree with Sub-Adviser that:

1. Sub-Adviser has reviewed with Adviser and Fund the use of exchange traded and over-the-counter derivative contracts, securities and instruments (“Permitted Derivatives”), in Sub-Adviser’s services to Fund. Adviser and Fund each fully understand and assume the risks associated with using the Permitted Derivatives.

2. Subject to the terms and conditions of the Agreement, Sub-Adviser may enter into Permitted Derivatives as agent on behalf of Fund. Fund shall act as the principal in any Permitted Derivative entered into by Sub-Adviser for Fund’s account, and Sub-Adviser shall not assume any liability for performance of such Permitted Derivative. Sub-Adviser shall provide the Fund’s custodian with proper instructions as to the execution, performance, settlement and termination of any Permitted Derivative. However, this letter shall not be construed to authorize Sub-Adviser to take custody of any cash, securities, instruments or other assets received or delivered under the terms of any Permitted Derivative entered into for Fund’s account.

3. Sub-Adviser may establish trading and prime brokerage relationships with brokers, dealers, futures commission merchants, banks or investment banks (“Derivatives Trading Accounts” with “Brokers”) for Permitted Derivatives entered into on Fund’s behalf. Adviser

Advantus Capital Management, Inc.

Securian Funds Trust – Advantus International Bond Fund

May 1, 2012

shall have the right to prohibit the use of any particular Broker on behalf of the Fund by providing advance written notice of such prohibition to Sub-Adviser. Such Brokers are authorized to act on instructions from Sub-Adviser, including, but not limited to, instructions with respect to transferring money, securities or other property to or from an account held by such Broker on behalf of Fund. Sub-Adviser may further negotiate, execute and deliver, in Fund’s name as Fund’s agent or attorney-in-fact, all agreements, documents, authorizations, forms and other instruments needed to enter into Permitted Derivatives or otherwise permit trading and set up for Fund’s account (“Brokerage Documentation”), including without limitation:

a.	Derivatives Trading Account Applications and Agreements;

b.	Futures Customer Agreements;

c.	Exchange-Traded Options Agreements;

d.	Margin and Netting Agreements;

e.	Master Agreements, Schedules, Credit Support Agreements, Confirmations, Account Control Agreement and other agreements based on forms published by the International Swap Dealers Association, Inc.

f.	Prime Brokerage and FX Prime Brokerage Agreements;

g.	Electronic Trading Agreements; and

h.	Give-up Agreements.

4. Sub-Adviser will provide copies of all Brokerage Documentation entered into on behalf of the Fund to Adviser promptly upon completion of execution of such Brokerage Documentation. Adviser and Fund understand that Fund will be fully bound by the terms of any Brokerage Documentation and any representations, acknowledgements, warranties, covenants and undertakings contained in any Brokerage Documentation executed by Sub-Adviser on behalf of Fund in accordance with the terms of this letter to the same extent as if Fund had executed such Brokerage Documentation directly and Fund will remain liable for any amounts owed to Broker including any debit balances, losses or other amounts due as a result of Sub-Adviser’s trading on Fund’s behalf, including commissions. Adviser and Fund agree that Sub-Adviser shall not be liable for any act or omission of a Broker selected by Sub-Adviser in good faith and with appropriate due diligence. Adviser and Fund further understand and acknowledge that any and all liability of Fund arising pursuant to any Brokerage Documentation may not be limited solely to the assets over which Sub-Adviser has investment responsibility and may extend to all assets of Fund. Adviser and Fund also acknowledge that certain of the Brokerage Documentation may contain: (i) limitations of liability and/or indemnification provisions in favor of the Brokers; and (ii) a provision where the Broker is granted a lien on, and a right to set off against, any of Fund’s assets held in other accounts of Fund managed by Sub-Adviser and maintained by such Broker, if any, in order to satisfy any indebtedness arising out of the trading activity, and the Broker has the right to liquidate Fund’s account in the event of a default.

5. Adviser and Fund understand and agree that the Brokers may hold in custody a portion of the assets of Fund’s account as margin and/or other amounts to the extent required and not prohibited by applicable securities and/or commodities law and the regulations adopted thereunder. The Fund may be required and shall direct its custodian to open a segregated collateral account for each Broker as instructed by Sub-Adviser. Adviser and Fund understand that at times the amount of collateral required by a Broker may exceed Fund’s obligations to the Broker as a result of, including but not limited to, market movement or the Minimum Transfer

Advantus Capital Management, Inc.

Securian Funds Trust – Advantus International Bond Fund

May 1, 2012

Amount (as defined in the ISDA). Adviser and Fund understand and acknowledge that Sub-Adviser may enter into currency forwards for the Fund’s account that are not subject to ISDA agreements and that therefore Sub-Adviser will not have the ability to collateralize any counterparty exposure related to such trades.

6. Adviser and Fund acknowledge that Sub-Adviser’s ability to provide best execution for Fund for certain instruments that are traded pursuant to a private agreement with a counterparty, such as swaps, futures, options, forwards and other instruments, will be limited.

7. Adviser and Fund each acknowledge that they are entering into this letter agreement with the intent that Sub-Adviser enter into certain derivative transactions on behalf of Fund with various Brokers. Adviser and Fund understand that establishing the Brokerage Documentation with the Brokers is necessary in order to fully meet the investment objectives of the Fund. Sub-Adviser may provide copies of this letter and the Agreement to others as proof of its authority to enter into Permitted Derivatives, open Derivatives Trading Accounts, and execute and deliver Brokerage Documentation, as agent on behalf of Fund. Upon request, Adviser and Fund will confirm the continued validity and effectiveness of this letter to any person or entity that has entered, or proposes to enter, into a Permitted Derivative with Sub-Adviser for Fund’s account. This authorization will remain in effect until terminated by provision of written notice to Sub-Adviser. Sub-Adviser, as Fund’s agent and attorney-in-fact with respect to Fund’s account, when it deems appropriate and without prior consultation with Adviser or Fund, may engage external legal counsel to review and negotiate Brokerage Documentation and charge Fund’s account for such costs. In addition, the establishment of the Brokerage Documentation may require extensive due diligence and credit evaluations of Fund and Adviser, as well as, significant negotiations with the Brokers. Adviser and Fund acknowledge that their cooperation will be necessary in order to complete this process and that from time to time, upon Sub-Adviser’s request, Adviser and Fund may be required to execute and deliver, in their own name, instruments, assignments, releases and/or other documents and assurances, that Sub-Adviser, or its counsel, reasonably deem necessary or desirable in order to carry out the intent, purpose and conditions of this paragraph, and/or to facilitate compliance with any changes in applicable law.

This letter shall be treated as incorporating the terms of the Agreement. Accordingly, any representations, warranties, covenants, and indemnifications contained in the Agreement shall also apply to the agreements and representations made in this letter.

Advantus Capital Management, Inc.

Securian Funds Trust – Advantus International Bond Fund

May 1, 2012

Any individuals whose signatures are affixed to this letter on Adviser’s and Fund’s behalf have full authority and power to bind Adviser and Fund, respectively, to the terms contained herein. This letter may be executed in one or more counterparts, all of which taken together shall constitute one instrument. Once executed by Adviser and Fund, please return one fully executed copy of this letter to Sub-Adviser and retain fully executed copies for Adviser’s and Fund’s records.

Sincerely, FRANKLIN ADVISERS, INC.

Name: Michael J. Hasenstab
Title: Senior Vice President

Enclosures (2)

Accepted and Agreed: ADVANTUS CAPITAL MANAGEMENT, INC.

Name:
Title:
Date:
and:
SECURIAN FUNDS TRUST—ADVANTUS INTERNATIONAL BOND FUND

Name:
Title:
Date: